Exhibit 99.2

November 13, 2017

CBS CORPORATION PRICES $900 MILLION SENIOR NOTES OFFERING

CBS Corporation (NYSE: CBS.A and CBS) today announced the pricing of a private debt offering of $400 million of 2.900% senior notes due 2023 and $500 million of 3.700% senior notes due 2028. The sale of the notes is expected to close on November 16, 2017, subject to customary closing conditions.

After deducting fees and expenses related to this offering, CBS intends to use the net proceeds to redeem all of the Company’s $500 million outstanding aggregate principal amount of 5.75% senior notes due April 15, 2020. The remaining net proceeds will be used for general corporate purposes, which may include, among other purposes, discretionary contributions to CBS qualified pension plans or the repayment of short-term borrowings, including commercial paper.

The notes were offered and will be sold in a private placement to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States pursuant to Regulation S under the Securities Act. The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Disclosure Notice

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Important factors that could cause actual results to differ materially from our expectations include, without limitation: changes in legislation, tax rules or market conditions; other domestic and global economic, business, competitive and/or regulatory factors affecting CBS Corporation’s businesses; the ability to achieve the separation of CBS Corporation’s radio business on the anticipated terms; and other factors described in CBS Corporation’s filings with the SEC including, but not limited to, its most recent Forms 10-K, 10-Q and 8-K. You should not place undue reliance on these forward-looking statements, which apply only as of the time of this news release. Except to the extent required by applicable securities laws, we do not undertake any obligation to update any forward-looking statements contained in this release as a result of new information or future events or developments.

About CBS Corporation

CBS Corporation (NYSE: CBS.A and CBS) is a mass media company that creates and distributes industry-leading content across a variety of platforms to audiences around the world. For more information, go to www.cbscorporation.com.

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